Exhibit 99.1


[First Federal Bancshares of Arkansas, Inc. Logo]                    FOR
                                                                     IMMEDIATE
                                                                     RELEASE



1401 Highway 62/65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                              Larry J. Brandt/CEO
Harrison, AR  72602                                       Tommy Richardson/COO
                                                           Sherri Billings/CFO
                                                                  870.741.7641



                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                            ANNOUNCES EARNINGS

Harrison, Arkansas - April 25, 2006 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,985,000 or $0.39 basic earnings per share and $0.38 diluted earnings per share during the first quarter of 2006 compared to net income of $1,964,000 or $0.39 basic earnings per share and $0.37 diluted earnings per share during the first quarter of 2005. Book value or stockholders' equity per share, at March 31, 2006, was $15.42.

Larry J. Brandt, Chief Executive Officer for the Corporation said, "I am pleased to report another successful quarter for our first quarter of 2006. Profits were up over the same quarter last year and our total asset growth continued to be strong, with an increase of $24 million for the quarter, representing annualized growth of 11%. We continued to enhance shareholder value this quarter by increasing our cash dividend to $0.14 per share, an 8% increase compared to $0.13 per share for the previous quarter and a 17% increase compared to $0.12 per share for the same quarter in 2005. We recently held grand opening celebrations for our two newest offices in the fast growing Washington and Benton Counties. Both are full service offices with the new Springdale office located on 3300 West Sunset and the new Centerton office located on 1190 East Centerton Boulevard."

Total assets at March 31, 2006 amounted to $876.6 million, total liabilities were $799.2 million and stockholders' equity totaled $77.4 million or 8.8% of total assets. This compares with total assets of $852.4 million, total liabilities of $774.6 million and stockholders' equity of $77.8 million or 9.1% of total assets at December 31, 2005. At March 31, 2006 compared to December 31, 2005, cash and cash equivalents increased $11.2 million or 53.2%, investment securities held to maturity increased $1.0 million or 1.8%, net loans receivable increased $10.6 million or 1.5%, and accrued interest receivable increased $1.1 million or 14.8%. The $24.6 million or 3.2% increase in total liabilities was primarily due to an increase of $23.2 million or 3.8% in deposits. The increase in deposits was used to fund loan growth. Stockholders' equity decreased slightly during the three month period ended March 31, 2006, due to the purchase of 124,901 shares of treasury stock totaling $3.1 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $711,000. Such decreases were partially offset by net income in the amount of $2.0 million resulting from continued profitable operations, as well as the

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issuance of 95,931 shares of treasury stock totaling $726,000 as a result of the exercise of stock options.

Nonperforming assets amounted to $14.9 million or 1.70% of total assets at March 31, 2006, compared to $14.1 million or 1.65% of total assets at December 31, 2005. At March 31, 2006, nonperforming assets consist primarily of $6.8 million of nonaccrual loans and $6.5 million of restructured loans. Restructured loans consist of commercial and commercial real estate loans to two borrowers. None of the restructured loans were past due at March 31, 2006. The allowance for loan losses amounted to $2.3 million at March 31, 2006 or 0.28% of total loans and $2.1 million or .27% of total loans at December 31, 2005.

Net interest income, the primary component of net income, increased from $6.5 million for the three months ended March 31, 2005 to $6.9 million for the comparable period in 2006. Net interest margin for the three months ended March 31, 2006 was 3.43% compared to 3.61% at March 31, 2005.

Noninterest income increased $747,000 or 47.6% to $2.3 million for the three month period ended March 31, 2006 compared to $1.6 million for the three months ended March 31, 2005. Such increase was primarily due to gains on sales of two properties of approximately $528,000. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $1.1 million or 23.0% between the 2005 and 2006 three month periods ended March 31. Such increase was primarily due to an increase in salaries and employee benefits, which was attributable mostly to an increase in full-time equivalents related to branch expansion. We expect a decrease in salaries and employee benefits in future quarters due to the Company's Employee Stock Ownership Plan ("ESOP") shares becoming fully allocated as of March 31, 2006. The Company plans to implement a 401(k) Plan in the second quarter of 2006. Employer matching of employee 401(k) contributions is expected to be approximately 3.0% to 3.5% of salary expense compared to ESOP expense of approximately 20% of salary expense for the quarter ended March 31, 2006. ESOP expense for the quarters ended March 31, 2006 and 2005, was approximately $508,000 and $481,000, respectively.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                        Financial Tables Attached

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               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (In thousands of dollars)
                               (Unaudited)


                                                   March 31,     December 31,
                                                      2006            2005
                                                   ---------     ------------
ASSETS

Cash and cash equivalents                         $  32,342       $  21,109
Investment securities held to maturity               57,696          56,695
Federal Home Loan Bank stock                          8,505           8,412
Loans receivable, net of allowances                 729,813         719,214
Accrued interest receivable                           8,599           7,490
Real estate acquired in settlement of loans, net        217             892
Office properties and equipment, net                 18,918          18,522
Cash surrender value of life insurance               18,838          18,654
Prepaid expenses and other assets                     1,704           1,423
                                                    -------         -------
  TOTAL ASSETS                                    $ 876,632       $ 852,411
                                                    =======         =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                          $ 634,872       $ 611,667
Federal Home Loan Bank advances                     158,622         158,240
Advance payments by borrowers for
  taxes and insurance                                   972             847
Other liabilities                                     4,698           3,815
                                                    -------         -------
  Total liabilities                                 799,164         774,569

TOTAL STOCKHOLDERS' EQUITY                           77,468          77,842
                                                    -------         -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                          $ 876,632       $ 852,411
                                                    =======         =======











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                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   AND RELATED SELECTED OPERATING DATA
            (In thousands of dollars, except earnings per share)
                               (Unaudited)



                                                Three Months Ended March 31,
                                                ----------------------------
                                                     2006           2005
                                                -------------    -----------


  Interest income                                  $ 13,091      $ 10,595
  Interest expense                                    6,188         4,127
                                                     ------        ------
  Net interest income                                 6,903         6,468
  Provision for loan losses                             285           249
                                                     ------        ------
  Net interest income after
    provision for loan losses                         6,618         6,219
  Noninterest income                                  2,317         1,570
  Noninterest expenses                                6,022         4,896
                                                     ------        ------
  Income before income taxes                          2,913         2,893
  Income tax provision                                  928           929
                                                     ------        ------
  Net income                                       $  1,985      $  1,964
                                                     ======        ======




  Earnings Per Share:

    Basic                                          $   0.39      $   0.39
                                                     ======        ======

    Diluted                                        $   0.38      $   0.37
                                                     ======        ======


  Selected Operating Data (Quarter Annualized):
  --------------------------------------------
  Interest rate spread                                 3.34%         3.51%
  Net interest margin                                  3.43%         3.61%
  Return on average assets                             0.92%         1.02%
  Noninterest expenses to average assets               2.79%         2.55%
  Return on average equity                            10.19%        10.41%














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